EXHIBIT 99(a)
                              RESCISSION AGREEMENT
                                      AND
                                AMENDMENT NO. 1
                       TO IRREVOCABLE OPTION AGREEMENT TO
                  PURCHASE COMMON STOCK AND IRREVOCABLE PROXY


          THIS RESCISSION AGREEMENT AND AMENDMENT NO. 1 TO IRREVOCABLE OPTION AGREEMENT TO PURCHASE COMMON STOCK AND IRREVOCABLE PROXY (this "Agreement"), is made and entered into this 16th day of June, 1995, between ROBERT J. SKANDALARIS of 33 Bloomfield Hills Parkway, Suite 155, Bloomfield Hills, Michigan 48304 ("Skandalaris") and DONALD W. REYNOLDS of
1459 Michigan Avenue, N.W., Grand Rapids, Michigan 49503 ("Reynolds").

                             W I T N E S S E T H :

          WHEREAS, Reynolds and Skandalaris entered into that certain Irrevocable Option Agreement to Purchase Common Stock and Irrevocable Proxy dated February 3, 1995 (the "Option Agreement") pursuant to which Skandalaris was granted an option (the "Option") to purchase the shares of Thomas Edison Inns, Inc. (the "Company") owned of record and beneficially by Reynolds (the "Stock") and purportedly was granted an irrevocable proxy to vote the Stock;

          WHEREAS, both Reynolds and Skandalaris were not properly informed of the provisions of Chapter 7B of the Michigan Business Corporation Act and its application to the irrevocable proxy which was purportedly granted to Skandalaris pursuant to the Option Agreement and have each declared that the irrevocable proxy purportedly granted did not carry out their mutual intent and is void ab initio; and

          WHEREAS, Reynolds and Skandalaris wish to rescind the irrevocable proxy and amend the Option Agreement as provided herein effective as of the original date of the Option Agreement.

          NOW, THEREFORE, Reynolds and Skandalaris promise and agree as follows:

     1. Reynolds and Skandalaris hereby rescind the irrevocable proxy portion of the Option Agreement declaring it void ab initio.

     2. The title of the Option Agreement is amended to read "IRREVOCABLE OPTION AGREEMENT TO PURCHASE COMMON STOCK."

     3. Recital B of the Option Agreement is hereby stricken and the following is substituted in its place:








          "B. Reynolds has approached Skandalaris and has offered to grant him an irrevocable option to purchase the Stock."

     4. The final sentence of Section 3 of the Option Agreement titled "Term" is hereby amended by striking the parenthetical "(as well as the irrevocable proxy)."

     5. The legend in Section 9 of the Option Agreement titled "Legend" is hereby amended by striking the words "and Irrevocable Proxy."

     6. Section 8 of the Option Agreement titled "Irrevocable Proxy" is hereby stricken and the following is substituted in its place:

          "8.  Sale of Option.  Notwithstanding the provisions of
     Section 3 of this Agreement, at any time prior to the expiration of the term of this Agreement, provided Skandalaris has not previously given Reynolds notice of exercise of the Option, Reynolds may purchase the Option by paying to Skandalaris the sum of Five Hundred Thousand Dollars ($500,000) and reimbursing Skandalaris for legal expenses incurred in documenting the sale of the Option to Reynolds."

     7. Except as modified in Sections 2 through 6 of this Agreement, the Option Agreement shall remain in full force and effect.


          IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written, effective as of February 3, 1995.


                                   /s/Robert J. Skandalaris
                                   Robert J. Skandalaris


                                   /s/Donald W. Reynolds
                                   Donald W. Reynolds
















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          Please retain this page with the file copy of the document.




[{951800006.0004.JMW}]
















































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